INNSUITES HOSPITALITY TRUST

RESTRICTED SHARE AGREEMENT

[Non-Employee Trustee Award]

Notice of Restricted Share Award

InnSuites Hospitality Trust (the “Company”), grants to the Grantee named below, in accordance with the terms of the InnSuites Hospitality Trust 2017 Equity Incentive Plan (the “Plan”) and this Restricted Share Agreement (the “Agreement”), the number of Restricted Shares set forth below (the “Restricted Shares”):

Name of Grantee:	{TBD}

Number of Restricted Shares:	{TBD} Shares

Date of Grant:	{TBD}

Terms of Agreement

1. Grant of Restricted Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, as of the Date of Grant set forth above, the number of Restricted Shares set forth above. The Restricted Shares shall be represented by a Share certificate registered in the Grantee’s name or by uncertificated Shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent subject to the restrictions set forth in this Agreement. Any Share certificate issued shall bear all legends required by law and necessary to effectuate the provisions of this Agreement. Any Share certificate or book-entry evidencing the Restricted Shares shall be held in custody by the Company.

2. Vesting of Restricted Shares.

(a) One-twelfth (1/12) of the Restricted Shares shall become vested and exercisable as of the last business day of each month during the Company’s fiscal year ending January 31, 20__ (subject to rounding conventions adopted by the Company), provided that the Grantee shall have remained in continuous service as a Trustee of the Company through each such vesting date.

(b) Notwithstanding the provisions of Section 2(a), the Restricted Shares will become immediately vested in full if, prior to a vesting date: (i) the Grantee dies, or (ii) a Change in Control occurs while the Grantee is serving as a Trustee of the Company.

3. Forfeiture of Restricted Shares. To the extent that the Restricted Shares have not yet vested pursuant to Section 2 above, they shall be forfeited automatically without further action or notice if the Grantee ceases to serve as a Trustee of the Company prior to an applicable vesting date other than as provided in Section 2(b).

4. Voting and Dividends. The Grantee may exercise full voting rights with respect to the Restricted Shares, whether or not vested. Any dividends paid with respect to the Restricted Shares prior to vesting of the Restricted Shares shall be automatically deferred and accumulated by the Company in a bookkeeping account, and shall be paid to the Grantee in cash (without interest) only at such times as the underlying Restricted Shares become vested in accordance with this Agreement, with the Grantee’s right to payment of any such dividends being subject to the same risk of forfeiture, restrictions on transferability, and other terms of this Agreement as are the Restricted Shares with respect to which the dividends otherwise were payable.

5. Restriction on Transfer. The Grantee may not transfer any of the Restricted Shares prior to the applicable vesting date, except by the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

6. Taxes and Withholding. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and other tax consequences of the Restricted Shares. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement and the Plan.

7. Adjustments. The number and kind of Shares covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.

8. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless otherwise provided in the Plan.

9. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.

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11. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

13. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

14. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

InnSuites Hospitality Trust

By:
Name:
Title:

GRANTEE

Name:

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